Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2012 Financial Results

CORAL GABLES, FL. - February 19, 2013 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended December 28, 2012. For the full year 2012, the Company reported earnings per diluted share of $2.46, compared with earnings per diluted share of $1.56 in 2011. Excluding asset impairment and other charges and credits, earnings per diluted share for the full year were $2.54, compared with earnings per diluted share of $1.82 for the full year of 2011. Earnings per diluted share were breakeven, or $0.00, in the fourth quarter of 2012, compared with a net loss per diluted share of $0.17 in the fourth quarter of 2011, or a net loss per diluted share of $0.15 in the fourth quarter of 2011, excluding asset impairment and other charges and credits.
"We are pleased to report a very solid performance for 2012, with a significant increase in profitability," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Throughout the year, we continued to build long-term shareholder value through new and innovative delivery channels, increasing our global brand awareness, with a disciplined focus on cost-reduction and efficiency improvements across our organization.”
Net sales for the year 2012 decreased $168.5 million to $3.4 billion, compared with the prior year. The decrease was primarily attributable to lower net sales in the Company's banana business segment, the result of lower sales volume in Northern Europe and in secondary markets in the Middle East. Net sales for the fourth quarter of 2012 were $776.9 million, compared with $780.8 million in the prior year's fourth quarter. The decrease was primarily due to lower net sales in the Company's banana business segment, partially offset by increased net sales in the Company's other fresh produce business segment.
Gross profit for the year 2012 was $341.7 million, compared with $319.5 million in 2011. Excluding asset impairment and other charges and credits, gross profit was $342.6 million in 2012, compared with $318.1 million in 2011. The increase in gross profit for the full year was primarily attributable to higher selling prices in the Company's other fresh produce business segment, along with increased efficiencies in the Company's global logistics network. These gains were partially offset by unfavorable foreign exchange rates. Gross profit for the fourth quarter of 2012 was $38.5 million, compared with $30.9 million in the fourth quarter of 2011. Excluding asset impairment and other charges and credits, gross profit was $38.6 million in the fourth quarter of 2012, compared with $28.6 million in the fourth quarter of 2011. The strong performance in gross profit for the fourth quarter was attributable to an increase in logistics efficiencies, which primarily impacted the Company's banana business segment, and higher sales in the Company's other fresh produce business segment, partially offset by unfavorable exchange rates.
Operating income for the year 2012 was $161.4 million, compared with $115.9 million in 2011. Excluding asset impairment and other charges and credits, operating income was $165.6 million in 2012, compared with $130.8 million in 2011. The increase in operating income for the full year was attributable to higher gross profit, a reduction in selling, general and administrative expenses, and lower asset impairment and other charges, net. Operating loss for the fourth quarter of 2012 was $2.1 million, compared with an operating loss of $20.9 million in the prior year's fourth quarter. Excluding asset impairment and other charges and credits, operating loss for the fourth quarter of 2012 was $1.9 million, compared with an operating loss of $19.7 million in the fourth quarter of 2011.
Net income for the year 2012 was $143.2 million, compared with $92.5 million in 2011. Excluding asset impairment and other charges and credits, net income was $147.4 million in 2012, compared with $107.4 million in 2011. The increase in net income reflects higher operating income and less foreign exchange losses, partially offset by higher tax expense. Net income for the fourth quarter of 2012 was breakeven, or $0.0 million, compared with a net loss of $10.1 million in the fourth quarter of 2011. Excluding asset impairment and other charges and credits, net income for the fourth quarter of 2012 was $0.2 million, compared with a net loss of $8.9 million in the fourth quarter of 2011.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended

Income Statement:	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011
Net sales	$776.9	$780.8	$3,421.2	$3,589.7
Cost of products sold	738.3	752.2	3,078.6	3,271.6
Other charges (credits), net (1)	0.1	(2.3)	0.9	(1.4)
Gross profit	38.5	30.9	341.7	319.5

Selling, general and administrative expenses	40.0	48.8	177.2	190.4
Gain (loss) on disposal of property, plant and equipment	(0.5)	0.5	0.2	3.1
Asset impairment and other charges, net (2)	0.1	3.5	3.3	16.3
Operating (loss) income	(2.1)	(20.9)	161.4	115.9

Interest expense, net	0.6	0.7	2.3	5.7
Other income (expense), net	4.0	(5.9)	(1.9)	(9.7)

Income (loss) before income taxes	1.3	(27.5)	157.2	100.5

Provision for (benefit from) income taxes	2.5	(16.6)	12.2	5.7
Net (loss) income	$(1.2)	$(10.9)	$145.0	$94.8

Less: Net (loss) income attributable to noncontrolling interests	(1.2)	(0.8)	1.8	2.3
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$—	$(10.1)	$143.2	$92.5

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$—	$(0.17)	$2.47	$1.57

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$—	$(0.17)	$2.46	$1.56

Dividends declared per ordinary share	$0.10	$0.10	$0.40	$0.30

Weighted average number of ordinary shares:
Basic	57,995,487	57,775,645	57,937,245	58,893,832
Diluted	58,355,399	57,775,645	58,121,501	59,163,282

Selected Income Statement Data:
Depreciation and amortization	$17.9	$18.4	$70.0	$73.5

Non-GAAP Measures:
Reported net income (loss) per share - Diluted	$—	$(0.17)	$2.46	$1.56
Other charges (credits), net (1)	$—	$(0.04)	$0.02	$(0.02)
Asset impairment and other charges, net (2)	$—	$0.06	$0.06	$0.28
Adjusted net income (loss) per share - Diluted (3)	$—	$(0.15)	$2.54	$1.82

(1)
For 2012, other charges (credits), net related principally to inventory write-offs in our previously discontinued melon and pineapple operations in Brazil and inventory write-offs and clean-up costs due to flooding in Costa Rica. For 2011, other charges (credits), net related principally to insurance reimbursements and the write-off of inventory as a result of the melon program rationalization in Central America.

(2)
For 2012, asset impairment and other charges, net related principally to underutilized facilities in the United Kingdom, flooding in Costa Rica and other costs in Hawaii, partially offset by insurance proceeds related to floods in Guatemala and Costa Rica. For 2011, asset impairment and other charges, net related principally to our melon program rationalization in Central America, under-utilized facilities in the United Kingdom, insurance reimbursements, legal costs in Hawaii and our decision to abandon under-performing banana areas in the Philippines and Costa Rica.

(3)
Management reviews adjusted net (loss) income, adjusted net (loss) income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	December 28, 2012					December 30, 2011
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit (Loss)

Banana	$362.4	47%	$1.3	(1)	3%	$384.4	49%	$(2.9)	(1)	(9)%
Other Fresh Produce	334.7	43%	28.9	(2)	75%	315.4	41%	26.1		84%
Prepared Food	79.8	10%	8.3		22%	81.0	10%	7.7		25%
	$776.9	100%	$38.5		100%	$780.8	100%	$30.9		100%

	Year ended
	December 28, 2012					December 30, 2011
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$1,544.6	45%	$89.7	(1)	26%	$1,653.1	46%	$88.3	(1)	28%
Other Fresh Produce	1,544.8	45%	205.8	(2)	60%	1,581.6	44%	177.9	(2)	55%
Prepared Food	331.8	10%	46.2		14%	355.0	10%	53.3		17%
	$3,421.2	100%	$341.7		100%	$3,589.7	100%	$319.5		100%

	Quarter ended					Year ended
Net Sales by Geographic Region:	December 28, 2012		December 30, 2011			December 28, 2012		December 30, 2011

North America	$407.2	52%	$376.2		48%	$1,821.1	53%	$1,806.8		50%
Europe	158.2	20%	188.0		24%	704.3	21%	854.8		24%
Asia	89.4	12%	90.3		12%	422.2	12%	431.5		12%
Middle East	100.0	13%	104.9		13%	387.4	11%	429.2		12%
Other	22.1	3%	21.4		3%	86.2	3%	67.4		2%
	$776.9	100%	$780.8		100%	$3,421.2	100%	$3,589.7		100%

(1)
Banana gross profit for the year ended December 28, 2012 included $0.4 million inventory and clean-up costs related to flood damages to our Costa Rica farms partially offset by $0.2 million in insurance proceeds, which were received during the quarter ended December 28, 2012. Banana gross profit for the quarter and year ended December 30, 2011 included a $2.0 million insurance reimbursement related to the 2010 flood damage in our Guatemala banana farms.

(2)
Other fresh produce gross profit for the quarter and year ended December 28, 2012 includes $0.3 million and $0.7 million in inventory write-offs related to exit activities in Brazil, respectively. Other fresh produce gross profit for the year ended December 30, 2011 included a $1.3 million insurance reimbursement as a result of damage caused by the 2010 earthquake in Chile and a charge of $0.8 million and $0.5 million related to the write-off of inventory as a result of the melon program rationalization and an under-utilized fresh-cut facility in the United Kingdom, respectively.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 28, 2012	December 30, 2011

Assets
Current assets:
Cash and cash equivalents	$39.9	$46.9
Trade accounts receivable, net	296.1	290.7
Other accounts receivable, net	58.4	63.9
Inventories, net	482.8	428.9
Other current assets	48.8	61.6
Total current assets	926.0	892.0

Investment in and advances to unconsolidated companies	2.0	2.3
Property, plant and equipment, net	1,024.6	1,022.9
Goodwill	405.6	402.3
Other noncurrent assets	175.2	184.5
Total assets	$2,533.4	$2,504.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$333.5	$343.2
Current portion of long-term debt and capital lease obligations	2.7	2.2
Other current liabilities	26.3	24.4
Total current liabilities	362.5	369.8

Long-term debt and capital lease obligations	123.5	213.3
Other noncurrent liabilities	216.0	205.8
Total liabilities	702.0	788.9

Total Fresh Del Monte Produce Inc. shareholders' equity	1,795.7	1,689.4
Noncontrolling interests	35.7	25.7
Total shareholders' equity	1,831.4	1,715.1
Total liabilities and shareholders' equity	$2,533.4	$2,504.0

Selected Balance Sheet Data:
Working capital	$563.5	$522.2
Total debt	$126.2	$215.5

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 28, 2012	December 30, 2011
Operating activities:
Net income	$145.0	$94.8
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	70.0	73.5
Amortization of debt issuance costs	1.2	3.4
Asset impairment charges	2.2	16.7
Gain on sale of securities	(3.0)	—
Gain on sales of property, plant and equipment	(0.2)	(3.1)
Foreign currency translation adjustment	3.6	(0.3)
Other changes	(0.5)	0.5
Changes in operating assets and liabilities:
Receivables	1.7	21.5
Inventories	(50.6)	(21.5)
Other current assets	3.1	(2.9)
Accounts payable and accrued expenses	(6.2)	13.9
Other noncurrent assets and liabilities	6.3	(0.8)
Net cash provided by operating activities	172.6	195.7

Investing activities:
Capital expenditures	(79.7)	(79.4)
Net purchase of securities available for sale	(2.5)	—
Proceeds from sales of property, plant and equipment	9.8	4.7
Net cash used in investing activities	(72.4)	(74.7)

Financing activities:
Net payments on long-term debt	(88.1)	(80.6)
Contributions from (distributions to) noncontrolling interests	7.0	(3.1)
Proceeds from stock options exercised	10.1	22.8
Excess tax benefit from stock-based compensation	3.6	2.9
Repurchase of shares	(12.9)	(50.0)
Dividends paid	(23.2)	(17.7)
Net cash used in financing activities	(103.5)	(125.7)

Effect of exchange rate changes on cash	(3.7)	2.5

Net decrease in cash and cash equivalents	(7.0)	(2.2)
Cash and cash equivalents, beginning	46.9	49.1
Cash and cash equivalents, ending	$39.9	$46.9

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Fresh Del Monte Produce Inc.

Full Year 2012 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the year decreased 7% to $1.5 billion, from $1.7 billion in 2011, primarily due to lower sales volume in Northern Europe and in secondary markets in the Middle East, partially offset by higher sales volume in the Company's North America market. Worldwide pricing decreased $0.08, or 1%, to $14.14 per unit, compared with $14.22 per unit in 2011. Volume was 6% lower. Gross profit for the year was $89.7 million, compared with gross profit of $88.3 million in 2011. Unit cost was 1% lower.
Other Fresh Produce
Net sales for the year decreased 2% to $1.5 billion, compared with $1.6 billion in the prior year. The decrease in net sales was primarily associated with lower net sales in the Company's tomato, pineapple and melon product lines. Gross profit for the year was $205.8 million, compared with gross profit of $177.9 million in 2011.
Gold pineapple - Net sales decreased 3% to $512.8 million. Volume decreased 7%. Pricing increased 4%. Unit cost was 2% higher.
Fresh-cut - Net sales increased 11% to $390.9 million. Volume increased 1%. Pricing increased 9%. Unit cost was 6% higher.
Melon - Net sales decreased 8% to $113.8 million. Volume decreased 23%. Pricing increased 21%. Unit cost was
5% higher.

Non-tropical - Net sales were in line with the prior year period. Volume decreased 1%. Pricing and unit cost were in line with the prior year.
Tomato - Net sales decreased 31% to $72.7 million. Volume decreased 16%. Pricing decreased 18%. Unit cost was 16% lower.
Prepared Food
Net sales for the year decreased 7% to $331.8 million, compared with $355.0 million in 2011. Gross profit for the year was $46.2 million, compared with $53.3 million in 2011.
Fourth Quarter 2012 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter decreased 6% to $362.4 million, compared with $384.4 million in the prior year's fourth quarter, primarily due to lower sales volume in Northern Europe and in secondary markets in the Middle East, partially offset by higher sales volume in the Company's North America market. Worldwide pricing increased $0.24, or 2%, to $13.41 per unit, compared with $13.17 per unit in the fourth quarter of 2011. Volume was 7% lower. Gross profit for the quarter was $1.3 million, compared with a loss of $2.9 million in the fourth quarter of 2011. Unit cost was 1% higher.
Other Fresh Produce
Net sales for the quarter increased 6% to $334.7 million, compared with $315.4 million in the fourth quarter of 2011, largely attributable to higher sales in the Company's fresh-cut, melon and pineapple product lines. Gross profit for the quarter was $28.9 million, compared with gross profit of $26.1 million in the fourth quarter of 2011.
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Fresh Del Monte Produce Inc.

Fourth Quarter 2012 Business Segment Performance (continued)
(As reported in business segment data)

Gold pineapple - Net sales increased 4% to $127.1 million. Volume increased 6%. Pricing decreased 3%. Unit cost was in line with the prior year period.
Fresh-cut - Net sales increased 12% to $91.2 million. Volume increased 1%. Pricing increased 10%. Unit cost was 4% higher.
Melon - Net sales increased 40% to $22.6 million. Volume increased 27%. Pricing increased 10%. Unit cost was 14% lower.
Non-tropical - Net sales increased 7% to $50.1 million. Volume increased 19%. Pricing decreased 10%. Unit cost was 8% lower.
Tomato - Net sales decreased 3% to $15.4 million. Volume decreased 6%. Pricing increased 4%. Unit cost was 5% higher.
Prepared Food
Net sales for the quarter decreased 2% to $79.8 million, compared with $81.0 million in the fourth quarter of 2011. Gross profit for the quarter was $8.3 million, compared with $7.7 million in the fourth quarter of 2011.

Cash Flows
Net cash provided by operating activities for the full-year of 2012 was $172.6 million, compared with $195.7 million in the same period of 2011.
Total Debt
Total debt decreased from $215.5 million at the end of 2011 to $126.2 million at the end of 2012.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2012 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 30, 2011 along with other reports that the Company has on file with the Securities and Exchange Commission.

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